Exhibit B

Joint Filing Agreement

In accordance with Rule 13d-1(f) under the Securities and Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares and further agree that this joint filing agreement be included as an exhibit to this Schedule 13D. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement as of May 3, 2013.

MISSIONPOINT CAPITAL PARTNERS LLC

By:	/s/ Mark Cirilli
Name: Mark Cirilli
Title: Executive Committee Member

/s/ Mark Cirilli
Mark Cirilli

/s/ Jesse Fink
Jesse Fink